UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 1, 2008

FUND.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	333-121764	26-1143500
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

455 Broadway, 4th Floor
New York, New York 10012
(Address of Principal Executive Offices)

(212)  625-3591
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2008, Daniel Klaus resigned as Chief Executive Officer of Fund.com Inc. (“Fund”).  Mr. Klaus will continue to serve as a Director of Fund.

Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 1, 2008, Fund appointed Raymond Lang its Chief Executive Officer, pursuant to an employment agreement dated December 20, 2007 (the “Employment Agreement”).   Fund announced this appointment in a press release dated February 4, 2008.

The Employment Agreement specifies that Mr. Lang, age 48, will serve from February 1, 2008 through February 1, 2011 with an annual base salary of no less than $250,000 per annum.  Mr. Lang will be eligible to participate in any bonus or incentive compensation plans that Fund establishes for senior executives. Pursuant to the Employment Agreement, Mr. Lang received a stock option grant to purchase 1,938,087 shares of Fund Class A Common Stock with an exercise price of $2.30 per share. In the event Mr. Lang is terminated, as defined in the Employment Agreement, Fund will be obligated to pay to him (i) his base salary though the date of termination, (ii) any bonus earned in the previous year but not yet paid, (iii) any accrued vacation through the date of termination, (iv) pro rata bonus for the year of termination, calculated and payable after year-end, and (v) a lump-sum amount equal to 9 months’ base salary.

Prior to joining Fund, from April 2005 to January 2008, Mr. Lang served as Chief Operating Officer and Chief Compliance Officer of Clear Asset Management, an independent asset management firm specializing in proprietary index and ETF construction. From August 2001 to January 2005, Mr. Lang served as Managing Director at BNY Capital Markets Inc.

Mr. Lang is not party to any arrangement or understanding with any person pursuant to which he was selected to serve as Chief Executive Officer of Fund; nor is Mr. Lang a party to any transaction or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-B.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUND.COM INC.

Date:February 7, 2008                                                                 By:/s/ Raymond Lang
Name: Raymond Lang
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release